Exhibit 10.14

SLINGER BAG LTD

FIRST AMENDMENT TO PROMISSORY NOTE

AND LOAN AGREEMENT

Dated June 1, 2020

Reference is made to the Amended and Restated Promissory Note and Loan Agreement dated September 11, 2019 (the “Loan Agreement”) between Mont-Saic Investments LLC (which was incorrectly listed as Montsaic Investments in the Loan Agreement) and Slinger Bag Ltd. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Loan Agreement.

Mont-Saic Investments LLC (“Mont-Saic”) hereby agrees:

1.	To delete clause 3 of the Loan Agreement in its entirety and any other reference to conversion or the transactions contemplated by conversion so that the Montsaic no longer has any right to convert any portion of the Loan Amount into shares of common stock of Slinger Bag Inc.; and

2.	that the Maturity Date shall be extended for another 12 months so that, upon due execution of this extension agreement, the Maturity Date in the Loan Agreement will be June 1, 2021. Furthermore, Mont-Saic hereby waives its right to receive default interest and any events of default under or other breaches of the Loan Agreement and agrees not to make any claims or institute any actions in court or otherwise in respect thereof. All other terms and conditions of the Loan Agreement shall remain in full force and effect.

Mont-Saic Investments LLC

By:	Noah Scheinbaum
Title:	Authorized Signatory

Agreed and accepted:

Slinger bag Ltd.

By:	Mike Ballardie
Title:	Authorized Signatory